UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                    Commission File Number:  0-49952
                                           ____________


                 NORTHEAST PENNSYLVANIA FINANCIAL CORP.
______________________________________________________________________________
         (Exact name of registrant as specified in its charter)


         12 East Broad Street, Hazleton, Pennsylvania 18201-6591
                            (570) 459-3700
______________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Common stock, par value $0.01 per share
______________________________________________________________________________
        (Title of each class of securities covered by this Form)


                             Not applicable
______________________________________________________________________________
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(i)     [X]
         Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)   [ ]       Rule 12h-3(b)(2)(ii)    [ ]
                                          Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice date: zero
        ----

Pursuant to the requirements of the Securities Exchange Act of 1934, KNBT Bancorp, Inc. (as successor by merger to Northeast Pennsylvania Financial Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   KNBT BANCORP, INC.


                              By:  /s/ Eugene T. Sobol
                                   -------------------------------
                                   Eugene T. Sobol
                                   Senior Executive Vice President,
                                     Chief Financial Officer and Chief
Date: May 20, 2005                   Operating Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


SEC 2069  Persons who respond to the collections of information contained in
(12-04) this form are not required to respond unless the form displays a currently valid OMB control number.